Exhibit 99.1
Public Letter from Silvergate Capital Corporation Chief Executive Officer Alan Lane
December 5, 2022
It has been a very difficult few weeks for the digital asset industry, as we have all come to terms with the apparent misuse of customer assets and other lapses of judgment by FTX and Alameda Research. There has also been plenty of speculation – and misinformation – being spread by short sellers and other opportunists trying to capitalize on market uncertainty.
As always, over the past few weeks Silvergate’s first priority has been serving our customers as they navigate this incredibly volatile environment. I’m proud that all of our customers continue to have access to their U.S. dollar deposits when they need them and that the Silvergate Exchange Network (“SEN”) has continued to operate uninterrupted throughout this period.
I wanted to take this opportunity to set the record straight about Silvergate’s role in the digital asset ecosystem and what we have always done, and continue to do, to ensure our customers act in accordance with our robust risk management controls.
We take risk management and compliance extremely seriously.
Silvergate operates in accordance with the Bank Secrecy Act and the USA PATRIOT Act. For each and every account, these laws require us to determine the beneficial owner, the source of funds, and the purpose and expected use of funds.
Silvergate also monitors transaction activity for every account and identifies activity outside of the expected usage. When we identify certain kinds of activity, we are required to file suspicious activity reports, and we do so routinely. We have a track record of closing accounts that are used for purposes outside of the expected use.

This is no small undertaking. We have invested, and will continue to invest, in systems and procedures to help ensure we are conducting effective customer due diligence and monitoring. We have dedicated a substantial number of Silvergate employees to this effort. And, as our customers can attest, the onboarding process can take weeks as a result of the time we spend gathering and reviewing information and documentation from prospective customers. After accounts are open, we continue to monitor account activity as part of our enhanced due diligence process on each of these accounts and to take action when there are red flags.

By performing our risk management procedures and fulfilling our regulatory obligations, Silvergate plays a key role in helping law enforcement identify bad actors. We take this responsibility seriously.
We conducted extensive due diligence on FTX and Alameda Research.
Silvergate conducted significant due diligence on FTX and its related entities including Alameda Research, both during the onboarding process and through ongoing monitoring, in accordance with our risk management policies and procedures and the requirements outlined above.
Alameda Research operated an over-the-counter (OTC) trading firm and individuals or entities engaging in OTC trades with Alameda would have been instructed by Alameda to send funds to Alameda’s account whether at Silvergate or any of their other banking partners.

Further, when a wire is originated, the individual or entity sending the funds instructs every detail to their bank, including to whom they want the funds sent. A receiving bank validates that the name of the beneficiary matches the name on the account and credits it accordingly. When Silvergate received payments directed to Alameda Research and credited it to the account of the same name, this was consistent with the instructions from the sender of the wire and industry practice.
And, as I’ve noted previously, if we detect activity that is unexpected or potentially concerning in any account, we conduct an investigation and, when required, confidentially file a suspicious activity report in accordance with federal regulation.
We have a resilient balance sheet and ample liquidity.
While this has been a turbulent time in the digital asset industry, our customers’ deposits are, and have always been, safely held. In addition to the cash we carry on our balance sheet, our entire investment securities portfolio can be pledged for borrowings at the Federal Home Loan Bank, other financial institutions, and the Federal Reserve Discount Window – and can ultimately be sold should we need to generate liquidity to satisfy customer withdrawal request. We intentionally carry cash and securities in excess of our digital asset related deposit liabilities.
We purpose-built this business to support our customers not only during periods of growth but also in periods of volatility – that is, our business is designed to accommodate deposit inflows and outflows under a range of market conditions.
I am eternally grateful to our employees for continuing to work hard in the face of so much uncertainty, and to our customers for their continued support. We look forward to continuing to provide a safe and reliable banking solution for the digital asset industry.